Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, January 26, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months and year ended December 31, 2005.

The Company reported earnings per share for the fourth quarter of 2005 of $.39 per diluted share compared with $.10 per diluted share for the fourth quarter of 2004.  The results for the fourth quarter of 2005 include a $5,837,000 or $.15 per diluted share gain on the sale of a commercial real estate property in December of 2005.  As previously disclosed, the fourth quarter of 2004 results included a one-time, net non-recurring charge of $2,250,000, or $.05 per diluted share, related to a change in policy for reward points earned by customers.

On a pro-forma basis, excluding the aforementioned gain in 2005 and change in policy in 2004, earnings per diluted share increased 60% to $.24 per diluted share for the fourth quarter of 2005 compared with $.15 per diluted share for the fourth quarter of 2004.

The Company’s net earnings were $9,222,000 for the fourth quarter of 2005 compared with $2,507,000 for the fourth quarter of 2004.  On a pro-forma basis, net earnings improved 49.8% to $5,761,000 for the fourth quarter of 2005 compared with $3,845,000 for the fourth quarter of 2004.

Revenues for the fourth quarter of 2005 increased to $54,015,000 compared with pro-forma revenues of $51,712,000 for the fourth quarter of 2004.  Gaming revenues, which include video lottery win and harness racing commissions, increased 3.3% or $1,612,000 for the fourth quarter.

For the year ended December 31, 2005, net earnings were $26,040,000 or $1.09 per diluted share compared with $16,381,000 or $.62 per diluted share for the year ended December 31, 2004.  On the pro-forma basis described above, net earnings were $22,579,000 or $.94 per diluted share for the year ended December 31, 2005 compared with $17,719,000 or $.67 per diluted share for the year ended December 31, 2004.

Legislation has been proposed in the State of Delaware which would allow the Company to expand its operating hours, add additional slot machines and provide free promotional play through its recently enhanced slots marketing system.  The legislation has the support of the Governor’s office and has been passed by the House of Representatives and the Senate.  It is currently awaiting the Governor’s signature.  The legislation proposes to increase the number of allowable slot machines for each of the three licensed facilities in Delaware from 2,500 to 4,000.  Each slot machine in excess of 2,500 would require payment of an annual fee of $1,100 per machine for the first 500 machines added, $700 per machine for the next 500 machines added, and $300 per machine for the last 500 machines added.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are very pleased with the results for the fourth quarter and for 2005 as a whole.  Having celebrated our 10th anniversary of casino gaming in Delaware during the quarter, it is nice to continue to create revenue growth as well as to improve operating efficiencies.  With improved marketing systems, the elimination of our management agreement and more than 75% of our slot machines cash-less, we were able to improve margins significantly.  These results, along with the legislation currently under consideration should provide us with momentum as we begin 2006.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.06 per share. The dividend is payable on March 10, 2006 to shareholders of record at the close of business on February 10, 2006.

The Company previously announced that on January 19, 2006 it successfully completed a self-tender of 1,063,937 shares of its common stock and 1,325,000 shares of its Class A common stock at a price of $14.50 per share.  The repurchase represented approximately 10% of the Company’s outstanding shares.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – an 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Revenues:
Gaming (1)	$50,244	$48,632	$202,372	$193,922
Other operating(2)	3,771	3,080	14,480	13,822
	54,015	51,712	216,852	207,744

Less - non-recurring gaming charge (3)	—	448	—	448
	54,015	51,264	216,852	207,296
Expenses:
Gaming	37,565	38,702	151,973	152,725
Non-recurring gaming charge (3)	—	1,802	—	1,802
Other operating	3,278	3,291	13,167	13,013
General and administrative	1,229	1,293	4,765	4,603
Depreciation	1,758	1,710	6,998	6,791
	43,830	46,798	176,903	178,934

Operating earnings	10,185	4,466	39,949	28,362

Gain on sale of shopping center (4)	5,837	—	5,837	—
Interest expense	(475)	(250)	(1,875)	(762)

Earnings before income taxes	15,547	4,216	43,911	27,600

Income taxes	6,325	1,709	17,871	11,219

Net earnings	$9,222	$2,507	$26,040	$16,381

Net earnings per common share:
- Basic	$0.39	$0.10	$1.09	$0.62
- Diluted	$0.39	$0.10	$1.09	$0.62

Average shares outstanding:
- Basic	23,787	25,927	23,787	26,339
- Diluted	23,950	26,004	23,953	26,414

(1)        Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)        Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

(3)        Effective December 2004, the Company changed how its customers can use their reward points. As a result, the Company recorded a net, non-recurring charge in the fourth quarter of 2004 to record the points outstanding at the date of the change.All reward points earned by customers are now expensed in the period earned.

(4)        On December 28, 2005, the Company’s wholly-owned subsidiary, Dover Downs, Inc., closed on the sale of a shopping center it owned in Dover, Delaware. The shopping center consisted of approximately 7.7 acres of real property with a one-story building of approximately 95,700 square feet. The sales price was $12,450,000 and the Company recognized a gain on the sale of $5,837,000 ($3,461,000 after income taxes), or $.15 per diluted share.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

RECONCILIATION OF GAAP NET EARNINGS TO PRO-FORMA NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

GAAP net earnings	$9,222	$2,507	$26,040	$16,381

Gain on sale of shopping center, net of income taxes (1)	(3,461)	—	(3,461)	—

Non-recurring charge for points, net of income taxes (2)	—	1,338	—	1,338

Pro forma net earnings	$5,761	$3,845	$22,579	$17,719

GAAP net earnings per common share - diluted	$0.39	$0.10	$1.09	$0.62

Gain on sale of shopping center, net of income taxes (1)	(0.15)	—	(0.15)	—

Non-recurring charge for points, net of income taxes (2)	—	0.05	—	0.05

Pro forma net earnings per diluted share	$0.24	$0.15	$0.94	$0.67

(1)          On December 28, 2005, the Company’s wholly-owned subsidiary, Dover Downs, Inc., closed on the sale of a shopping center it owned in Dover, Delaware.  The shopping center consisted of approximately 7.7 acres of real property with a one-story building of approximately 95,700 square feet.  The sales price was $12,450,000 and the Company recognized a gain on the sale of $5,837,000 ($3,461,000 after income taxes), or $.15 per diluted share.

(2)          Effective December 2004, the Company changed how its customers can use their reward points.  As a result, the Company recorded a net, non-recurring charge in the fourth quarter of 2004 to record the points outstanding at the date of the change.  All reward points earned by customers are now expensed in the period earned.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash	$19,986	$17,688
Accounts receivable	3,805	2,919
Due from State of Delaware	9,100	10,080
Inventories	1,955	2,147
Prepaid expenses and other	2,000	2,220
Receivable from Dover Motorsports, Inc.	15	2
Deferred income taxes	2,067	2,168
Total current assets	38,928	37,224

Property and equipment, net	114,533	123,076
Total assets	$153,461	$160,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,814	$6,801
Purses due horsemen	8,332	9,082
Accrued liabilities	12,748	11,990
Income taxes payable	3,706	651
Deferred revenue	112	195
Total current liabilities	29,712	28,719

Notes payable to banks	24,075	51,950
Deferred income taxes	6,404	6,861

Stockholders’ equity:
Common stock	1,064	936
Class A common stock	1,326	1,448
Additional paid-in capital	36,461	35,764
Retained earnings	55,459	35,156
Deferred compensation	(1,040)	(534)
Total stockholders’ equity	93,270	72,770
Total liabilities and stockholders’ equity	$153,461	$160,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended Deceember 31,
	2005	2004

Operating activities:
Net earnings	$26,040	$16,381
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,998	6,791
Amortization of credit facility origination fees	41	62
Amortization of deferred compensation	214	67
Deferred income taxes	(356)	165
Gain on sale of shopping center	(5,837)	—
Changes in assets and liabilities:
Accounts receivable	(886)	(1,005)
Due from State of Delaware	980	(1,410)
Inventories	192	(346)
Prepaid expenses and other	(40)	132
Receivable from/payable to Dover Motorsports, Inc.	(13)	(98)
Accounts payable	(792)	(909)
Purses due horsemen	(750)	1,125
Accrued liabilities	758	5,975
Income taxes payable	3,055	943
Deferred revenue	(83)	(66)
Net cash provided by operating activities	29,521	27,807

Investing activities:
Capital expenditures	(5,512)	(6,329)
Proceeds from sale of shopping center, net of transaction costs	11,918	—
Net cash provided by (used in) investing activities	6,406	(6,329)

Financing activities:
Borrowings from notes payable to banks	169,109	226,905
Repayments of notes payable to banks	(196,984)	(206,180)
Dividends paid	(5,737)	(6,098)
Repurchase of common stock	—	(32,555)
Proceeds from stock options exercised	4	—
Other	(21)	—
Net cash used in financing activities	(33,629)	(17,928)

Net increase in cash	2,298	3,550
Cash, beginning of year	17,688	14,138
Cash, end of year	$19,986	$17,688